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                                                                    EXHIBIT 23.2

                                    CONSENT

We have been requested by PGI, Inc., formerly Production Group International, Inc., to allow reference to our Firm under the caption 'Experts' and to the use of our report as Independent Auditors dated October 25, 1996 in Amendment No. 4 to the Registration Statement (Form S-1 No: 333-14879) and related Prospectus of PGI, Inc., formerly Production Group International, Inc., for the registration of [not yet known] shares of its common stock.

Our audit of the consolidated financial statements of Spearhead Exhibitions Limited at March 31, 1994 and 1995 and for the years then ended, were not planned or conducted in contemplation nor for the purpose of the proposed sale of shares in PGI, Inc., formerly Production Group International, Inc., to the public.

Our role as 'Experts' has been confined to that of Registered Auditors regulated by the Institute of Chartered Accountants in England and Wales, solely for the purpose of forming an opinion on the stated consolidated financial statements of Spearhead Exhibitions Limited referred to above in accordance with the statutory requirements for the audit of United Kingdom companies.

On the above understanding, we consent to the reference of our Firm under the caption 'Experts' and to the use of our report dated October 25, 1996 in the Amendment No. 4 to Registraton Statement (Form S-1 No 333-14879) and related Prospectus of PGI, Inc., formerly Production Group International, Inc., for the registration of [not yet known] shares in its common stock.



                                                         /s/ KINGSTON SMITH
                                                         Chartered Accountants
                                                         and Registered Auditors

London
England

February 13, 1997